Exhibit 99.1

REVOCABLE PROXY
CUSTOMERS BANK

Special Shareholders’ Meeting __________ __, 2011

Proxy is Solicited on Behalf of the Board of Directors of Customers Bank

The undersigned shareholder(s) of Customers Bank (the “Bank”) hereby appoints, Jay Sihdu and Gertrude M. Hackney as proxies, each with the power to appoint his substitute (such proxies together with any duly appointed substitute, “Proxies”), and hereby authorized each of them with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Bank held of record by the undersigned on __________ __, 2011, at the Bank’s Special Meeting of Shareholders to be held at ____ on _______, __________ __, 2011, at the ______________________________________, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE

Address Change/Comments
[NAME OF SHAREHOLDER] [ADDRESS OF SHAREHOLDER]

Please indicate below whether or not you will be attending the Special Meeting.
□ Yes, I am planning on attending the Special Meeting. Number attending ____.
□ No, I will not be attending the Special Meeting.

Please indicate below your vote for the following proposals:	Please mark your vote as indicated in this sample	X

	FOR	Against	Abstain
C1.  To approve and adopt a Plan of Merger and Reorganization pursuant to which Customers Bank will reorganize to a bank holding company structure, whereby Customers Bancorp, Inc. will become the holding company of Customers Bank.

The Board recommends a vote FOR proposal C1.

	□	□	□
C2.  To approve and adopt the Agreement and Plan of Merger, dated as of August 24, 2010, by and among Berkshire Bancorp, Inc., Berkshire Bank, Customers Bancorp, Inc., and Customers Bank, as amended on April 27, 2011 (which is referred to as the “Merger Agreement”) and to approve all transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Berkshire Bancorp, Inc. will merge with and into Customers Bancorp, Inc., and, immediately thereafter, Berkshire Bank will merge with and into Customers Bank.

The Board recommends a vote FOR proposal C2.

	□	□	□
C3. To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies. The Board recommends a vote FOR proposal C3.	□	□	□
This proxy, when properly executed, will be voted in accordance with the directions give by the undersigned shareholder.  In the absence of other directions, this proxy will be voted FOR Proposals C1, C2, and C3 and upon such other matters as may properly come before the meeting in accordance with the best judgment of the Proxies.

Signature(s):	Signature(s):	Date: , 2011.

Print Name(s):

Please sign exactly as name appears on the address line of this proxy card.  When shares are held by joint tenants, both should sign.  When signing as attorney-in-fact, execute, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by president or other authorized office.  If a partnership, please sign partnership name by an authorized person.  If a limited liability company, please sign company name by an authorized person.